UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities

Exchange Act of 1934 (Amendment No.____ )

Check the appropriate box:

☑	Preliminary Information Statement

☐	Confidential, for Use of the Commission
Only (as permitted by Rule 14c-5(d)(2))

☐	Definitive Information Statement

USELL.COM, INC.

(Name of Registrant as Specified In Its Charter)

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☐	Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
$_____ per share as determined under Rule 0-11 under the Exchange Act.
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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USELL.COM, INC.

33 East 33rd Street, Suite 1101

New York, New York 10016

(212) 213-6805

INFORMATION STATEMENT

We Are Not Asking You For A Proxy And You Are Requested Not To Send A Proxy.

You are not being asked to approve anything.  This Information Statement is being provided to you solely for your information.

GENERAL INFORMATION

Why am I receiving these materials?

This Information Statement is mailed or furnished to holders of record of the outstanding common and preferred stock of usell.com, Inc., a Delaware corporation (the “Company”), in connection with the action by written consent of shareholders taken without a meeting to approve a reverse stock split (the “Reverse Stock Split”) which is described in this Information Statement. You are urged to read this Information Statement carefully and in its entirety for a description of the Reverse Stock Split.

The date of this Information Statement is January _______, 2014 and is first being mailed on or about January _____, 2014. Pursuant to the Delaware General Corporation Law (the “DGCL”), the Company is required to provide prompt notice to the shareholders who have not consented in writing.

The Board is not soliciting your proxy or consent in connection with the Reverse Stock Split.

What action was taken by written consent?

We obtained written consent by the holders of the majority of the voting power of the Company’s capital stock (the “Majority Shareholders”), approving the amendment to the Company’s Certificate of Incorporation (the “Certificate”) to amend the Certificate to effect a Reverse Stock Split at a ratio of: (i) one-for-eight, (ii) one-for-twenty, or (iii) any amount in between one-for-eight and one-for-twenty, the exact amount of which would be determined by the Board.

When is the record date?

The close of business on December 2, 2013 is the record date (the “Record Date”) for the determination of shareholders entitled consent and to receive this Information Statement.

What constitutes the voting power of the Company?

On the Record Date, the date we received the consent of the holders of more than a majority of our outstanding voting power, there were 76,373,575 shares of common stock outstanding and 930,035 votes underlying outstanding Series B Preferred Stock which vote on an as-converted basis.

What vote was obtained to approve the amendment to the Certificate of Incorporation described in this Information Statement?

In accordance with Sections 228 and 242 of the DGCL, if the Board adopts a resolution to amend the Certificate, an affirmative vote of a majority of the outstanding voting power entitled to vote is required. On November 27, 2013, the Board adopted this resolution. On December 11, 2013, shareholder approval was obtained through the written consent of our Majority Shareholders. Of the 77,303,610 total outstanding voting power, the Majority Shareholders holding 39,493,585 votes or 51.1% of the outstanding voting power, executed a written consent to effectuate the Reverse Stock Split.

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Therefore, a special meeting of the shareholders to approve the Reverse Stock Split is unnecessary. If shareholders had been provided an opportunity to vote at a meeting, an affirmative vote of a majority of the outstanding voting power would also be required.

When will the Reverse Stock Split become effective?

Once we decide to implement the Reverse Stock Split, it would become effective on the date of filing of a Certificate of Amendment to our Certificate with the office of the Secretary of State of the State of Delaware. However, a Securities and Exchange Commission rule requires us to first give 10 days’ prior notice to the Financial Industry Regulatory Authority. Additionally, the Certificate of Amendment may not be filed until at least 20 calendar days after the mailing of this Information Statement.

Who is paying the cost of this Information Statement?

The entire cost of furnishing this Information Statement will be paid by the Company.

Does any person have an interest in the adoption of the Reverse Stock Split?

No security holders receive an extra or special benefit not shared on a pro-rata basis by all other holders of the same class.

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AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Overview

Our Board and the Majority Shareholders have approved an amendment to our Certificate, to effect a Reverse Stock Split at an exchange ratio of (i) one-for-eight, (ii) one-for-twenty, or (iii) any amount in between one-for-eight and one-for-twenty, the exact amount of which would be determined by the Board (the “Split Ratio”). The Board has determined that it is in the Company’s and the shareholders’ best interests to effectuate the Reverse Stock Split at a Split Ratio of one-for-fifteen.

The Reverse Stock Split will have no effect on the par value of our common stock.  No fractional shares will be issued in connection with the Reverse Stock Split. The proposed form of amendment to our Certificate to implement the Reverse Stock Split is attached to this Information Statement as Appendix A.

Our common stock is currently quoted on the Over-The-Counter Bulletin Board under the symbol “usel”.  On the Record Date, the last sale price of our common stock was $0.185 per share. Our Board believes that our relatively low per-share market price of our common stock impairs the acceptability of the common stock to potential investors and certain members of the investing public, including institutional investors.  Our Board also believes that the Reverse Stock Split will move usell closer to being eligible for listing on The Nasdaq Stock Market.

Our Board may elect not to implement the approved Reverse Stock Split at its sole discretion. Our Board has the maximum flexibility to react to current market conditions and to therefore achieve the purposes of the Reverse Stock Split, if implemented, and to act in the best interests of usell and our shareholders.

Purpose of the Reverse Stock Split

The Board believes that a Reverse Stock Split is desirable for a number of reasons, including:

Increase in Eligible Institutional and Other Investors.  We believe a Reverse Stock Split may increase the price of our common stock or potentially decrease its volatility, and thus may allow a broader range of institutional investors with the ability to invest in our stock.  For example, many funds and institutions have investment guidelines and policies that prohibit them from investing in stocks whose price is below a certain threshold.  We believe that increased institutional investor interest in usell and our common stock will potentially increase the overall market for our common stock.

Increase Analyst and Broker Interest.  We believe a Reverse Stock Split would help increase analyst and broker-dealer interest in our common stock as many brokerage and investment advisory firms’ policies can discourage analysts, advisors, and broker/dealers from following or recommending companies with low stock prices. Because of the trading volatility and lack of liquidity often associated with lower-priced stocks, many brokerage houses have adopted investment guidelines and policies and practices that either prohibit or discourage them from investing or trading such stocks or recommending them to their clients and customers. Some of those guidelines, policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to broker-dealers. While we recognize we will remain a “penny stock” under the rules of the Securities and Exchange Commission because a penny stock trades at less than $5.00, we think the increase from the Reverse Stock Split will position us better if our business continues to increase as we expect. For the quarter ended September 30, 2013, our revenues more than doubled from the third quarter of 2012.  Additionally, because brokers’ commissions and dealer mark-ups/mark-downs on transactions in lower-priced stocks generally represent a higher percentage of the stock price than commissions and mark-ups/mark-downs on higher-priced stocks, the current average price per share of our common stock can result in shareholders or potential shareholders paying transaction costs representing a higher percentage of the total share value than would otherwise be the case if the share price were substantially higher.

Move usell Closer to Listing on Nasdaq.  By potentially increasing our stock price, the Reverse Stock Split would potentially increase our minimum bid or share price required for the initial listing requirements for The Nasdaq Stock Market.  We would like to eventually apply for listing on Nasdaq.  We currently do not meet their listing requirements, including the minimum bid price and shareholders’ equity.   The Reverse Stock Split will not cause us to meet all of the listing requirements for Nasdaq.  But we believe the Reverse Stock Split will increase our stock price which may help us move towards eventually meeting the minimum share price requirements.  We are not certain that the Reverse Stock Split will have a long-term positive effect on the market price of our common stock, or increase our ability to be listed or approved for trading on Nasdaq.

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Risks of the Reverse Stock Split

The Reverse Stock Split may not increase our market capitalization, which would prevent us from realizing some of the anticipated benefits of the Reverse Stock Split.   The market price of our common stock is based on a number of factors which may be unrelated to the number of shares outstanding. These factors may include our performance, general economic and market conditions and other factors, many of which are beyond our control. The market price per share may not rise, or it may remain constant in proportion to the reduction in the number shares outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our common stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split. In the future, the market price of common stock following the Reverse Stock Split may not equal or exceed the market price prior to the Reverse Stock Split.

Effects of the Reverse Stock Split

Reduction of Shares Held by Individual Shareholders.    After the effective date of the Reverse Stock Split, each common shareholder will own fewer shares of our common stock. However, the Reverse Stock Split will affect all of our common shareholders uniformly and will not affect any common shareholder’s percentage ownership interests in us, except to the extent that the Reverse Stock Split results in any of our shareholders owning a fractional share as described below. As discussed further below, we will pay cash in lieu of fractional shares. The number of shareholders of record will not be affected by the Reverse Stock Split (except to the extent that any shareholder holds only a fractional share interest and receives cash for such interest after the Reverse Stock Split). However, if the Reverse Stock Split is approved, it will increase the number of shareholders who own “odd lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions of more than 100 shares of common stock.

Change in Number and Exercise Price of Employee and Equity Awards.    The Reverse Stock Split will reduce the number of shares of common stock available for issuance under our equity plans and agreements in proportion to the Split Ratio. Under the terms of our outstanding equity and option awards, the Reverse Stock Split will cause a reduction in the number of shares of common stock issuable upon exercise or vesting of such awards in proportion to the Split Ratio of the Reverse Stock Split and will cause a proportionate increase in the exercise price of such awards to the extent they are stock options. The number of shares authorized for future issuance under our equity plans will also be proportionately reduced. The number of shares of common stock issuable upon exercise or vesting of stock option awards will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.  Warrant and other convertible security holders, if any, will also see a similar reduction of the number of shares such instruments are convertible into as stock option holders described above.

Regulatory Effects.    Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”), and we are subject to the periodic reporting and other requirements of the Exchange Act. The Reverse Stock Split will not affect the registration of the common stock under the Exchange Act or our obligation to publicly file financial and other information with the Securities and Exchange Commission. If the Reverse Stock Split is implemented, our common stock will continue to trade on the Over-The-Counter Bulletin Board.

In addition to the above, the Reverse Stock Split will have the following effects upon our common stock:

•	The number of shares owned by each holder of common stock will be reduced;

•	The per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;

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•	The authorized common stock and the par value of the common stock will remain $0.0001 per share;

•	The stated capital on our balance sheet attributable to the common stock will be decreased and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased;

•	All outstanding options, warrants, and convertible securities entitling the holders thereof to purchase shares of common stock, if any, will enable such holders to purchase, upon exercise thereof, fewer of the number of shares of common stock which such holders would have been able to purchase upon exercise thereof immediately preceding the Reverse Stock Split, at the same total price (but a higher per share price) required to be paid upon exercise thereof immediately preceding the Reverse Stock Split;

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•	As mentioned above, the Reverse Stock Split may result in some shareholders owning “odd lots” of less than 100 shares of common stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

Shares of common stock after the Reverse Stock Split will be fully paid and non-assessable. The amendment will not change any of the other the terms of our common stock. The shares of common stock after the Reverse Stock Split will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the shares of common stock prior to the Reverse Stock Split.

Because the number of authorized shares of our common stock will not be reduced, an overall effect of the Reverse Stock Split of the outstanding common stock will be an increase in authorized but unissued shares of our common stock. These shares may be issued by our Board in its sole discretion. See “Anti-Takeover Effects of the Reverse Stock Split” below. Any future issuance will have the effect of diluting the percentage of stock ownership and voting rights of the present holders of our common stock and preferred stock.

Our outstanding shares of Series B Preferred Stock, which is our only outstanding class of preferred stock, votes on an as-converted basis. The conversion price at which Series B Preferred Stock is convertible into common stock will be proportionately adjusted. As a result, the proportionate voting rights and other rights will not be affected by the Reverse Stock Split.

Once we implement a Reverse Stock Split, the share certificates representing the shares will continue to be valid. In the future, new share certificates will be issued reflecting the Reverse Stock Split, but this in no way will affect the validity of your current share certificates. The Reverse Stock Split will occur without any further action on the part of our shareholders. After the effective date of the Reverse Stock Split, each share certificate representing the shares prior to the Reverse Stock Split will be deemed to represent the number of shares shown on the certificate, divided by the Split Ratio. Certificates representing the shares after the Reverse Stock Split will be issued in due course as share certificates representing shares prior to the Reverse Stock Split are tendered for exchange or transfer to our transfer agent. We request that shareholders do not send in any of their stock certificates at this time.

As applicable, new share certificates evidencing new shares following the Reverse Stock Split that are issued in exchange for share certificates issued prior to the Reverse Stock Split representing old shares that are restricted shares will contain the same restrictive legend as on the old certificates. Also, for purposes of determining the term of the restrictive period applicable to the new shares after the Reverse Stock Split, the time period during which a shareholder has held their existing pre-Reverse Stock Split old shares will be included in the total holding period.

Procedure for Implementing the Reverse Stock Split

The Reverse Stock Split would become effective upon the filing of a Certificate of Amendment to our Certificate with the Secretary of State of the State of Delaware. The timing of the filing of the Certificate of Amendment that will effectuate the Reverse Stock Split will be determined by our Board based on its evaluation as to when such action will be the most advantageous to us and our shareholders. In addition, our Board reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the amendment to our Certificate, our Board, in its sole discretion, determines that it is no longer in our best interest and the best interests of our shareholders to proceed with the Reverse Stock Split. If a Certificate of Amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of Delaware by the close of one year from the Record Date, our Board will abandon the Reverse Stock Split.

After the filing of the Certificate of Amendment, our common stock will have a new CUSIP number, which is a number used to identify our equity securities, and stock certificates with the older CUSIP number will need to be exchanged for stock certificates with the new CUSIP number by following the procedures described below.

As soon as practicable after the Reverse Stock Split our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates for record holders (i.e., shareholders who hold their shares directly in their own name and not through a broker). Record holders of pre-Reverse Stock Split shares will be asked to surrender to the transfer agent certificates representing pre-Reverse Stock Split shares in exchange for a book entry with the transfer agent or certificates representing post-Reverse Stock Split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

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For street name holders of pre-Reverse Stock Split shares (i.e., shareholders who hold their shares through a broker), your broker will make the appropriate adjustment to the number of shares held in your account following the effective date of the Reverse Stock Split.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

No service charges, brokerage commissions or transfer taxes will be payable by any shareholder, except that if any new stock certificates are to be issued in a name other than that in which the surrendered certificate(s) are registered it will be a condition of such issuance that (1) the person requesting such issuance pays all applicable transfer taxes resulting from the transfer (or prior to transfer of such certificate, if any) or establishes to our satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer.

Payment for Fractional Shares

No fractional shares of common stock will be issued as a result of the Reverse Stock Split. Instead, shareholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (a) the average of the closing trading prices (as adjusted to reflect the Reverse Stock Split) of the Company’s common stock, as reported on the Over-The-Counter Bulletin Board, during the 20 consecutive trading days ending on the trading day immediately prior to the date of the filing of the Certificate of Amendment and (b) the fractional interest.

Accounting Matters

The par value per share of our common stock will remain unchanged at $0.0001 per share after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on our consolidated balance sheet attributable to common stock will be reduced and the additional paid-in-capital account will be increased by the amount by which the stated capital is reduced. Per share net income or loss will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Stock Split.

Certain Federal Income Tax Consequences

Each shareholder is advised to consult their own tax advisor as the following discussion may be limited, modified or not apply based on your own particular situation.

The following is a summary of important tax considerations of the Reverse Stock Split. It addresses only shareholders who hold the pre-Reverse Stock Split shares and post- Reverse Stock Split shares as capital assets. It does not purport to be complete and does not address shareholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign shareholders, shareholders who hold the pre-Reverse Stock Split shares as part of a straddle, hedge, or conversion transaction, shareholders who hold the pre-Reverse Stock Split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, as amended (the “Code”), shareholders who are subject to the alternative minimum tax provisions of the Code, and shareholders who acquired their pre-Reverse Stock Split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the Reverse Stock Split.

The Reverse Stock Split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the Reverse Stock Split qualifies as reorganization, a shareholder generally will not recognize gain or loss on the Reverse Stock Split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post- Reverse Stock Split shares. The aggregate tax basis of the post- Reverse Stock Split shares received will be equal to the aggregate tax basis of the pre-Reverse Stock Split shares exchanged (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post- Reverse Stock Split shares received will include the holding period of the pre-Reverse Stock Split shares exchanged.

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A holder of the pre- Reverse Stock Split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre- Reverse Stock Split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-Reverse Stock Split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the Reverse Stock Split.

PLEASE CONSULT YOUR OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT IN YOUR PARTICULAR CIRCUMSTANCES UNDER THE INTERNAL REVENUE CODE AND THE LAWS OF ANY OTHER TAXING JURISDICTION.

No Appraisal Rights

Shareholders have no rights under DGCL or under our charter documents to exercise dissenters’ rights of appraisal with respect to the Reverse Stock Split.

Anti-Takeover Effects of the Reverse Stock Split

The overall effect of the Reverse Stock Split may be to render more difficult the accomplishment of mergers or the assumption of control by a principal shareholder and thus make the removal of management more difficult.

The effective increase in our authorized and unissued shares as a result of the Reverse Stock Split could potentially be used by our Board to thwart a takeover attempt. The over-all effects of this might be to discourage, or make it more difficult to engage in, a merger, tender offer or proxy contest, or the acquisition or assumption of control by a holder of a large block of our securities and the removal of incumbent management. The Reverse Stock Split could make the accomplishment of a merger or similar transaction more difficult, even if it is beneficial to shareholders. Our Board might use the additional shares to resist or frustrate a third-party transaction, favored by a majority of the independent shareholders that would provide an above-market premium, by issuing additional shares to frustrate the takeover effort.

As discussed above, the reasons for the Reverse Stock Split is to increase the ability of institutions to purchase our common stock and the interest in our common stock by analysts and brokers as well as move us closer to meeting the Nasdaq initial listing standards. This Reverse Stock Split is not the result of management’s knowledge of an effort to accumulate the Company’s securities or to obtain control of the Company by means of a merger, tender offer, solicitation or otherwise.

Neither our Certificate nor our Bylaws presently contain any provisions having anti-takeover effects and the Reverse Stock Split is not a plan by our Board to adopt a series of amendments to our Certificate or Bylaws to institute an anti-takeover provision. We do not have any plans or proposals to adopt other provisions or enter into other arrangements that may have material anti-takeover consequences.

Voting Securities and Principal Holders Thereof

The following table sets forth the number of shares of our common stock beneficially owned as of the Record Date by (i) those persons known by us to be owners of more than 5% of our common stock, (ii) each director, (iii) our named executive officers for 2012 and (iv) all of our executive officers and directors of as a group. Unless otherwise specified in the notes to this table, the address for each person is: c/o usell.com, Inc. 33 East 33rd Street, Suite 1101, New York, New York 10016.

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Title of Class	Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (1)

Directors and Executive Officers:

Common Stock	Daniel Brauser (2)	11,152,315	14.3%
Common Stock	Michael Brachfeld (3)	325,931	*
Common Stock	Sergio Zyman (4)	11,000,000	14.2%
Common Stock	Douglas Feirstein (5)	11,514,179	14.7%
Common Stock	Nik Raman (6)	4,775,000	6.2%
Common Stock	Michael Brauser (7)	10,174,422	12.6%
Common Stock	Grant Fitzwilliam (8)	236,264	*
Common Stock	Scott Frohman (9)	356,917	*

Common Stock	All directors and executive officers as a group (7 persons)	27,762,003	33.1%

5% Shareholders:

Common Stock	Barry Honig (10)	7,629,720	9.9%
Common Stock	Todd Oretsky (11)	10,591,802	13.7%
Common Stock	Hakan Koyuncu (12)	10,629,909	13.7%
Common Stock	Frost Gamma Investments Trust (13)	6,429,028	8.3%
Common Stock	Gerald Unterman	6,500,000	8.4%

* Less than 1%.

(1)          Applicable percentages are based on 76,373,575 shares of common stock outstanding and 930,035 shares underlying Series B Preferred Stock which vote on an as converted basis, or a total of 77,303,610 voting power, as of the Record Date. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, convertible notes and preferred stock currently exercisable or convertible or exercisable or convertible within 60 days (of the Record Date) are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. The table includes shares of common stock, options, warrants, and preferred stock exercisable or convertible into common stock and vested or vesting within 60 days (of the Record Date). Unless otherwise indicated in the footnotes to this table, we believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them. The table does not include restricted stock units that do not have the right to vote until they vest and the shares are delivered.

The shares of common stock beneficially owned by each of Messrs. Daniel Brauser, Feirstein, Koyuncu and Oretsky include all shares of common stock subject to a Shareholders Agreement, which terminates when each member of the group beneficially owns less than 1,905 shares. Under the Shareholders Agreement, the group agreed to vote all of their shares of common stock together on any action as determined by a majority of the members of the group still owning 381 shares. The shares of common stock individually owned by them are:

Mr. Brauser	4,685,108 shares
Mr. Feirstein	5,647,971 shares
Mr. Koyuncu	91,455 shares
Mr. Oretsky	167,267 shares

(2)          Mr. Daniel Brauser is a director and executive officer. Represents: (i) 4,685,108 shares of common stock, (ii) 554,162 vested options, and (iii) 6,351 shares of common stock issuable upon the exercise of warrants.

(3)          Mr. Brachfeld is an executive officer. Represents vested options.

(4)          Mr. Zyman is a former director and executive officer. Represents (shares of common stock. In connection with his resignation as Chairman and Chief Executive Officer, 4,500,000 shares of restricted common stock were forfeited. In connection with his resignation as a director, 1,000,000 fully vested options were also cancelled. The Company and Mr. Zyman are in disagreement over the terms on which Mr. Zyman agreed to cancel shares of common stock and options. The disagreement may result in Mr. Zyman beneficially owning more shares. Address is Eleven Times Square, New York, New York 10036, Attention: Michael S. Sirkin, Esq.

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(5)          Mr. Feirstein is a director. Represents: (i) 5,647,971 shares of common stock, (ii) 422,377 vested options and (iii) 500,000 shares issuable upon the exercise of warrants. Of these securities, 47,633 shares of common stock and all of the warrants are held by the Feirstein Family Holdings, LLLP, an entity controlled by Mr. Feirstein.

(6)          Mr. Raman is a director and executive officer. Includes 275,000 vested options.

(7)          Mr. Michael Brauser is a director. Includes shares of common stock jointly held with Mr. Brauser’s wife. Does not include shares held in a trust created by Mr. Brauser, of which one of his adult sons is the trustee and all of his four adult children including Daniel Brauser are the beneficiaries. Mr. Brauser disclaims beneficial ownership of these securities, and this disclosure shall not be deemed an admission of beneficial ownership of these securities for Section 16 of the Securities Exchange Act of 1934 or for any other purposes. Also includes: (i) 3,250,000 shares issuable upon exercise of warrants and (ii) 428,697 shares of common stock underlying Series B Preferred Stock.

(8)          Mr. Fitzwilliam is a director. Includes 230,721 vested options.

(9)          Mr. Frohman is a director. Includes 223,290 vested options.

(10)        Includes (i) 4,155,716 shares of common stock held individually by Mr. Barry Honig, (ii) 828,901 shares of common stock held by GRQ Consultants, Inc. 401(K), of which the reporting person is the trustee, and (iii) 38,106 shares of common stock held by GRQ Consultants, Inc. Does not include all of the 3,250,000 shares of common stock issuable upon the exercise of warrants as a result of a 9.99% blocker. Address is 555 South Federal Highway, Suite 450, Boca Raton, Florida 33432.

(11)        Mr. Oretsky resigned as an executive officer and director in February 2010. Mr. Oretsky’s shares are held by Jack Oretsky Holdings, LLC, a limited liability company in which Mr. Oretsky, to our knowledge, is the managing member. Mr. Oretsky is a former director and executive officer. Address is 547 N.E. 59th Street, Miami, Florida 33137. See Note 1 above.

(12)        Mr. Koyuncu is a former executive officer and director who resigned in November 2010. Includes 38,106 vested options. Address is 750 SW 3rd Street, Boca Raton, Florida 33486. See Note 1 above.

(13)        Dr. Phillip Frost is the trustee of Frost Gamma Investments Trust. Address is 4400 Biscayne Blvd., Miami, Florida 33137.

Where You Can Find More Information

You can read and copy any materials that the Company files with the Securities and Exchange Commission at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C.  20549.  You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330.  The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov.  Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

Delivery of Documents to Security Holders Sharing an Address

If you and one or more shareholders share the same address, it is possible that only one Information Statement was delivered to your address.  Any registered shareholder who wishes to receive a separate copy of the Information Statement at the same address now or in the future may call the Company at (212) 213-6805 or mail a request to receive separate copies to usell.com, Inc., 33 East 33rd Street, Suite 1101, New York, New York 10016, Attention: Corporate Secretary, and we will promptly deliver the Information Statement to you upon your request.  Shareholders who received multiple copies of this Information Statement at a shared address and who wish to receive a single copy may direct their request to the same address.

By Order of the Board of Directors

/s/ Daniel Brauser
Daniel Brauser
President and Director

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Appendix A

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

usell.com, Inc. (the ‘‘Company’’), a corporation organized and existing under the General Corporation Law of the State of Delaware (the ‘‘Delaware General Corporation Law’’), hereby certifies as follows:

1. The Company was incorporated by the filing of a Certificate of Incorporation with the Secretary of State of Delaware on November 18, 2003.

2. Pursuant to Sections 242 and 228 of the Delaware General Corporation Law, the amendment herein set forth has been duly approved by the Board of Directors and holders of a majority of the outstanding capital stock of the Company.

3. Article FOURTH of the Certificate of Incorporation is amended by adding the following at the end thereof:

As of the close of business on _____ ___, 2014 (4:01 p.m. Eastern Daylight Time) (the ‘‘Reverse Split Date’’), each fifteen shares of common stock issued and outstanding immediately prior to the Reverse Split Date (referred to in this paragraph as the ‘‘Old Common Stock’’) automatically and without any action on the part of the holder thereof will be reclassified and changed into one share of new common stock, par value $.0001 per share (referred to in this paragraph as the ‘‘New Common Stock’’), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Common Stock (the ‘‘Old Certificates’’) will be entitled to receive, upon surrender of such Old Certificates to the Company for cancellation, a certificate or certificates (the ‘‘New Certificate’’, whether one or more) representing the number of whole shares (rounded up to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Reverse Split Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued. In lieu of any such fractional shares of New Common Stock, each shareholder with a fractional share will be entitled to receive, upon surrender of Old Certificates to the Company for cancellation, an amount in cash equal to the product of (i) the average of the closing trading prices (as adjusted to reflect the reverse stock split) of the Company’s common stock, as reported on the Over-The-Counter Bulletin Board, during the 20 consecutive trading days ending on the trading day immediately prior to the Reverse Split Date and (ii) such fraction. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the Company shall carry forward any fractional share until all certificates of that holder have been presented for exchange. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer. From and after the Reverse Split Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the $0.0001 par value of each such share.

4. This Certificate of Amendment to Certificate of Incorporation was duly adopted and approved by the shareholders of the Company on the __________ day of _________, 2014 in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Incorporation as of ______, 2014.

USELL.COM, INC.

By
Daniel Brauser, Chief Executive Officer

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